Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources, LLC Reports First Quarter 2016 Results

HOUSTON- May 2, 2016- (GLOBE NEWSWIRE) -Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard” or “the Company”) today reported financial and operational results for the quarter ended March 31, 2016.

Mr. Scott W. Smith, President and CEO, commented, “We are very pleased to have announced the agreement to sell our SCOOP/STACK assets in Oklahoma and look forward to closing the divestiture in May and using the proceeds to reduce our borrowings under our revolving credit facility.  We continue to look for opportunistic ways to improve our cash flow and strengthen our balance sheet.  Overall we are pleased with our performance this quarter in the face of very low commodity prices.  We continue to implement cost efficiencies throughout our organization and see the results in both our lease operating expenses and general and administrative expenses after consideration of the mergers with Eagle Rock Energy Partners and LRE Energy.  It is important to remember that the energy industry is a cyclical business and we are committed to taking the necessary steps to overcome the challenges our industry is currently facing.”

Selected Financial Information

A summary of selected financial information follows:

	Three Months Ended
	March 31,
	2016	2015
	($ in thousands, except per unit data) (Unaudited)
Production (Mcfe/d)	473,198	394,317
Oil, natural gas and natural gas liquids sales	$81,440	$98,894
Net gains on commodity derivative contracts	$31,759	$59,033
Operating expenses	$50,996	$46,904
Selling, general and administrative expenses	$11,021	$9,051
Depreciation, depletion, amortization, and accretion	$48,053	$66,840
Impairment of oil and natural gas properties	$207,764	$132,610
Gain on extinguishment of debt	$89,714	$—
Net loss attributable to Common and Class B unitholders	$(151,974)	$(125,520)
Adjusted Net Income Attributable to Common and Class B Unitholders (1)	$8,488	$17,986
Adjusted Net Income Attributable to Common and Class B Unitholders, per unit (1)	$0.07	$0.21
Adjusted EBITDA attributable to Vanguard unitholders (1)	$92,763	$85,339
Interest expense, including settlements paid on interest rate derivative contracts	$28,308	$21,179
Capital expenditures	$20,271	$25,069
Distributions to Preferred unitholders	$2,230	$6,690
Distributable Cash Flow Available to Common and Class B Unitholders (1)	$41,954	$32,401
Distributable Cash Flow per common and Class B unit (1) (2)	$—	$0.38
Common and Class B unit distribution coverage (1) (2)	$—	1.09x
Weighted average common and Class B units outstanding at record date attributable to distribution period (2)	130,900	84,465

(1)
Non-GAAP financial measures. Please see Adjusted EBITDA and Distributable Cash Flow Available to Common and Class B Unitholders tables at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure. Supplemental information on Vanguard's financial and operations results, including Adjusted Net Income Available to Common and Class B Unitholders, can be found under "Presentations" on the Investor Relations section of Vanguard’s corporate website, http://www.vnrllc.com.

(2)	On February 25, 2016, our board of directors elected to suspend our monthly cash distribution on our common, Class B and preferred units effective with the February 2016 distribution.

First Quarter 2016 Highlights:

•
Reported average production of 473,198 Mcfe per day in the first quarter of 2016 was up 21% compared to 394,317 Mcfe per day produced in the first quarter of 2015 and an 8% decrease compared to the fourth quarter of 2015. On a Mcfe basis, crude oil, natural gas, and NGLs accounted for 19%, 66% and 15%, respectively, of our production.

•
Adjusted EBITDA (a non-GAAP financial measure defined below) increased 9% to $92.8 million in the first quarter of 2016 from $85.3 million in the first quarter of 2015 and decreased 30% from the $132.7 million recorded in the fourth quarter of 2015.

•
Distributable Cash Flow Available to Common and Class B Unitholders (a non-GAAP financial measure defined below) increased 29% to $42.0 million from the $32.4 million generated in the first quarter of 2015 and decreased 36% from the $65.5 million generated in the fourth quarter of 2015.

•
We reported a net loss attributable to Common and Class B Unitholders for the quarter of $152.0 million or $(1.16) per basic unit after deducting distributions to Preferred Unitholders compared to a net loss of $125.5 million or $(1.49) per basic unit in the first quarter of 2015.

•
Adjusted Net Income Available to Common and Class B Unitholders (a non-GAAP financial measure defined in the supplemental presentation posted at www.vnrllc.com) was $8.5 million in the first quarter of 2016, or $0.07 per basic unit, as compared to Adjusted Net Income of $18.0 million, or $0.21 per basic unit, in the first quarter of 2015 and Adjusted Net Income of $63.0 million, or $0.49 per basic unit, in the fourth quarter of 2015. The first quarter of 2016 includes net non-cash losses of $160.1 million that are adjustments to arrive at Adjusted Net Income Attributable to Common and Class B Unitholders. The first quarter 2016 adjustments include a $207.8 million impairment charge on our oil and natural gas properties offset by an $89.7 million gain on extinguishment of debt. The first quarter of 2015 results included net non-cash losses of $143.5 million primarily attributable to a $132.6 million impairment charge on our oil and natural gas properties.

	Three Months Ended March 31,		Percentage Increase / (Decrease)	Three Months Ended December 31,	Percentage Increase / (Decrease)
	2016	2015 (a)		2015 (a)
Average realized prices, excluding hedges:
Oil (Price/Bbl)	$26.57	$42.12	(37)%	$34.85	(24)%
Natural Gas (Price/Mcf)	$1.30	$2.08	(38)%	$1.57	(17)%
NGLs (Price/Bbl)	$8.08	$12.49	(35)%	$10.08	(20)%

Average realized prices, including hedges (b):
Oil (Price/Bbl)	$46.48	$54.71	(15)%	$59.35	(22)%
Natural Gas (Price/Mcf)	$2.84	$3.05	(7)%	$3.12	(9)%
NGLs (Price/Bbl)	$10.02	$14.76	(32)%	$12.62	(21)%

Average NYMEX prices:
Oil (Price/Bbl)	$33.23	$48.59	(32)%	$42.08	(21)%
Natural Gas (Price/Mcf)	$2.10	$2.98	(30)%	$2.23	(6)%

Total production volumes:
Oil (MBbls)	1,342	850	58%	1,454	(8)%
Natural Gas (MMcf)	28,391	26,860	6%	29,970	(5)%
NGLs (MBbls)	1,103	588	88%	1,387	(20)%
Combined (MMcfe)	43,061	35,489	21%	47,023	(8)%

Average daily production volumes:
Oil (Bbls/day)	14,748	9,442	58%	15,810	(8)%
Natural Gas (Mcf/day)	311,989	298,444	6%	325,754	(5)%
NGLs (Bbls/day)	12,120	6,537	88%	15,084	(20)%
Combined (Mcfe/day)	473,198	394,317	21%	511,119	(8)%

(a)	During 2015, we acquired certain oil and natural gas properties and related assets. The operating results of these properties are included from the closing date of the acquisition forward.

(b)
Excludes the premiums paid, whether at inception or deferred, for derivative contracts that settled during the period and the fair value of derivative contracts acquired as part of prior period business combinations that apply to contracts settled during the period.

Recent Activities

Divestiture

On March 29, 2016, we entered into a definitive agreement to sell our natural gas, oil and natural gas liquids assets in the SCOOP/STACK area in Oklahoma to entities managed by Titanium Exploration Partners, LLC for $280.0 million, subject to customary purchase price adjustments at closing (the “SCOOP/STACK Divestiture”). This transaction has an effective date of January 1, 2016 and is expected to close on or before May 18, 2016.

Capital Expenditures

Total capital expenditures for the drilling, capital workover and recompletion of oil and natural gas properties were approximately $20.3 million in the first quarter of 2016 compared to $25.1 million for the comparable quarter of 2015 and $32.4 million for the fourth quarter of 2015.

We have significantly reduced our capital expenditures budget for 2016. We currently anticipate a total capital expenditures budget for the remainder of 2016 to range between $54.0 million and $58.0 million or a range between $74.0 million and $78.0 million for the full year of 2016. This increase from our original 2016 capital expenditures budget is primarily attributable to increased spending in the Green River Basin where we expect to spend approximately 45% of the remaining 2016 capital expenditures budget participating as a non-operating partner in the drilling and completion of directional natural gas wells in the Pinedale Field. Additionally, not including the impact of the SCOOP/STACK Divestiture, which is anticipated to close on or before May 18, 2016, we expect to spend approximately 21% of the remaining 2016 capital expenditures budget in the Anadarko Basin on the SCOOP and STACK assets, participating as a non-operated partner drilling standard length and extended length liquid rich horizontal gas and oil wells targeting the Woodford Shale and various stacked pay Mississippian reservoirs. We anticipate that after the closing of the SCOOP/STACK Divestiture, any remaining capital that was allocated to these properties may be spent on other projects in our portfolio that offer acceptable rates of return in the current commodity price environment. The balance of the remaining 2016 capital expenditures budget is related to recompletion and maintenance activities in our other operating areas.

Hedging Activities

We have implemented a hedging program for approximately 82% and 21% of our anticipated crude oil production for the balance of 2016 and 2017, respectively, with 47% in the form of fixed-price swaps for the balance of 2016. Approximately 80% and 63% of our natural gas production for the balance of 2016 and 2017, respectively, is hedged with 85% in the form of fixed-price swaps for the balance of 2016. NGLs production is under fixed-price swaps for approximately 22% of anticipated production for the balance of 2016.

	April 1, - December 31, 2016	Year 2017
Gas Production Hedged:
% Anticipated Production Hedged	80%	63%
Weighted Average Price ($/MMBtu)	$4.19	$3.75
Oil Production Hedged:
% Anticipated Production Hedged	82%	21%
Weighted Average Price ($/Bbl)	$59.59	$84.64
NGLs Production Hedged:
% Anticipated Production Hedged	22%	—%
Weighted Average Price ($/Bbl)	$30.31	$—

The weighted average price for oil and natural gas will fluctuate based on the value of existing three-way collars and short puts as the respective prices settle. The above weighted average prices are calculated based on forward strip commodity prices as of April 29, 2016. Additionally, production estimates do not include a reduction from the SCOOP/STACK Divestiture which is expected to close on or before May 18, 2016. For a summary of our current commodity derivative contracts, please refer to our Supplemental Presentation on the Investor Relations section of Vanguard’s corporate website, http://www.vnrllc.com.

Liquidity Update

On February 10, 2016, we issued approximately $75.6 million aggregate principal amount of new 7.0% Senior Secured Second Lien Notes due 2023 (the “Senior Secured Second Lien Notes”) to certain eligible holders of our outstanding 7.875% Senior Notes due 2020 (the “Senior Notes due 2020”) in exchange for approximately $168.2 million aggregate principal amount of the Senior Notes due 2020 held by such holders. The Senior Secured Second Lien Notes were issued to certain eligible holders of Senior Notes due 2020 who validly tendered and did not validly withdraw their

Senior Notes due 2020 pursuant to the terms of the exchange offer, which expired on February 5, 2016. Interest is payable on the Senior Secured Second Lien Notes on February 15 and August 15 of each year, beginning on August 15, 2016. The Senior Secured Second Lien Notes will mature on (i) February 15, 2023 or (ii) December 31, 2019 if, prior to December 31, 2019, we have not repurchased, redeemed or otherwise repaid in full all of the Senior Notes due 2020 outstanding at that time in excess of $50.0 million in aggregate principal amount and, to the extent we have repurchased, redeemed or otherwise repaid the Senior Notes due 2020 with proceeds of certain Indebtedness (as defined in the Offering Memorandum dated January 8, 2016), such Indebtedness has a final maturity date no earlier than the date that is 91 days after February 15, 2023. This reduction in outstanding Senior Notes due 2020 reduced our interest expense by $7.9 million on an annual basis. Under our credit agreement, the issuance of new second lien debt requires, among other things, that our borrowing base decrease by 25% of the amount of new second lien debt. Because of this, the $1.8 billion borrowing base decreased by $18.9 million to $1.78 billion.

As of April 29, 2016, we had indebtedness under our Reserve-Based Credit facility totaling $1.69 billion with a borrowing base of $1.78 billion which provided for approximately $113.0 million of available liquidity, after consideration of a $4.5 million reduction in availability for letters of credit and a $25.0 million increase for available cash. We are currently in the process of our semi-annual borrowing base redetermination and anticipate the SCOOP/STACK Divestiture will be consummated at the same time in May 2016, allowing us to significantly reduce borrowings under our Reserve-Based Credit facility. However, based on market conditions, continued declines in oil and natural gas prices and recent conversations with our administrative agent, we expect that our borrowing base will be redetermined to a level below our outstanding borrowings in our May 2016 redetermination causing a small deficiency. Our internal forecasts show that we will generate a substantial amount of excess cash flow over the course of 2016 which we expect will be sufficient to repay the borrowing base deficiency. In the case of a borrowing base deficiency, our Reserve-Based Credit facility requires us to repay the deficiency in equal monthly installments over a six month period.

Cash Distributions

On February 25, 2016, our board of directors elected to suspend our monthly cash distribution on our common, Class B and preferred units effective with the February 2016 distribution.

Conference Call Information

Vanguard will host a conference call on Tuesday, May 3, 2016, to discuss its first quarter 2016 financial results, at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial 1-888-430-8694 or 719-325-2329, for international callers, using access code 2184216 and ask for the “Vanguard Natural Resources Earnings Call.” The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Vanguard’s corporate website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until June 2, 2016 and may be accessed by calling 1-888-203-1112 or 719-457-0820, for international callers, and using access code 2184216. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at investorrelations@vnrllc.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Permian Basin in West Texas and New Mexico, the Gulf Coast Basin in Texas, Louisiana, Mississippi and Alabama, the Anadarko Basin in Oklahoma and North Texas, the Piceance Basin in Colorado, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisition announced in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and NGLs, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. Please see “Risk Factors” in the Company’s public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) attributable to Vanguard unitholders in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard unitholders plus:

•	Net income (loss) attributable to non-controlling interest.

The result is net income (loss) which includes the non-controlling interest. From this we add or subtract the following:

•	Net interest expense;

•	Depreciation, depletion, amortization, and accretion;

•	Impairment of oil and natural gas properties;

•	Net gains or losses on commodity derivative contracts;

•	Cash settlements on matured commodity derivative contracts;

•	Net gains or losses on interest rate derivative contracts;

•	Gain on extinguishment of debt;

•	Texas margin taxes;

•	Compensation related items, which include unit-based compensation expense, unrealized fair value of phantom units granted to officers and cash settlement of phantom units granted to officers;

•	Transaction costs incurred on acquisitions and mergers; and

•	Non-controlling interest amounts attributable to each of the items above which revert the calculation back to an amount attributable to the Vanguard unitholders.

Adjusted EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry.

Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For example, we fund premiums paid for derivative contracts, acquisitions of oil and natural gas properties, including the assumption of derivative contracts related to these acquisitions, and other capital expenditures primarily with proceeds from debt or equity offerings or with borrowings under our Reserve-Based Credit Facility. For the purposes of calculating Adjusted EBITDA, we consider the cost of premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investments related to our underlying oil and natural gas properties; therefore, they are not deducted in arriving at our Adjusted EBITDA. Our Consolidated Statements of Cash Flows, prepared in accordance with GAAP, present cash settlements on matured derivatives and the initial cash outflows of premiums paid to enter into derivative contracts as operating activities. When we assume derivative contracts as part of a business combination, we allocate a part of the purchase price and assign them a fair value at the closing date of the acquisition. The fair value of the derivative contracts acquired is recorded as a derivative asset or liability and presented as cash used in investing activities in our Consolidated Statements of Cash Flows. As the volumes associated with these derivative contracts, whether we entered into them or we assumed them, are settled, the fair value is recognized in operating cash flows. Whether these cash settlements on derivatives are received or paid, they are reported as operating cash flows which may increase or decrease the amount we have available to fund distributions.

As noted above, for purposes of calculating Adjusted EBITDA, we consider both premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investing activities. This is similar to the way the initial acquisition or development costs of our oil and natural gas properties are presented in our Consolidated Statements of Cash Flows; the initial cash outflows are presented as cash used in investing activities, while the cash flows generated from these assets are included in operating cash flows. The consideration of premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investing activities for purposes of determining our Adjusted EBITDA differs from the presentation in our consolidated financial statements prepared in accordance with GAAP which (i) presents premiums paid for derivatives entered into as operating activities and (ii) the fair value of derivative contracts acquired as part of a business combination as investing activities.

Distributable Cash Flow Available to Common and Class B Unitholders

We present Distributable Cash Flow Available to Common and Class B Unitholders in addition to our reported net income (loss) attributable to Vanguard unitholders in accordance with GAAP. Distributable Cash Flow Available to Common and Class B Unitholders is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard unitholders plus:

•	Net income (loss) attributable to non-controlling interest.

The result is net income (loss) which includes the non-controlling interest. From this we add or subtract the following:

•	Net interest expense;

•	Depreciation, depletion, amortization, and accretion;

•	Impairment of oil and natural gas properties;

•	Net gains or losses on commodity derivative contracts;

•	Cash settlements on matured commodity derivative contracts;

•	Net gains or losses on interest rate derivative contracts;

•	Gain on extinguishment of debt;

•	Texas margin taxes;

•	Compensation related items, which include unit-based compensation expense, unrealized fair value of phantom units granted to officers and cash settlement of phantom units granted to officers;

•	Transaction costs incurred on acquisitions and mergers; and

•	Non-controlling interest amounts attributable to each of the items above which revert the calculation back to an amount attributable to the Vanguard unitholders.

Less:
•Capital expenditures;

•Distributions to Preferred unitholders.

Distributable Cash Flow Available to Common and Class B Unitholders is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our monthly distribution rates. However, Distributable Cash Flow Available to Common and Class B Unitholders should not be viewed as indicative of the amount that we plan to distribute for a given period. Distributable Cash Flow Available to Common and Class B Unitholders is not intended to be a substitute for net income (loss), operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Distributable Cash Flow Available to Common and Class B Unitholders is a metric commonly used by investors and the analyst community to assess our financial performance from period to period.

The amount of cash that we have available for distribution depends primarily on our cash flow, including cash from reserves and working capital or other borrowings, and not solely on our GAAP net income (loss), which is affected by non-cash items. As a result, we may be unable to pay distributions even when we record net income, and we may be able to pay distributions during periods when we incur net losses. Our board of directors determines the appropriate level of distributions on a periodic basis in accordance with the provisions of our limited liability company agreement. Management considers the timing and size of capital expenditures and long-term views about expected results in determining the amount of distributions. Capital spending and the resulting production and net cash provided by operating activities do not typically occur evenly throughout the year due to a variety of factors which are difficult to predict, including rig availability, weather, well performance, the timing of completions and the commodity price environment. Consistent with practices common to publicly traded partnerships, our board of directors historically has not varied the distribution it declares period to period based on uneven available distributable cash flow. Our board of directors reviews historical financial results and forecasts for future periods, including development activities, as well as considers the impact of significant acquisitions in making a determination to increase, decrease or maintain the current level of distribution. In instances following acquisitions and development activities, our board of directors reviews any excess in distributable cash flows after distributions to unitholders in those periods, as well as forecasts of expected future net cash flows to determine if increases in distributions could be made. If shortfalls are sustained over time and forecasts demonstrate expectations for continued future shortfalls, our board of directors may determine to reduce, suspend or discontinue paying distributions. Our board of directors may decide to retain the excess in distributable cash flows after distributions to unitholders for our future operations, future capital expenditures, future debt service or other future obligations. Any shortfalls are funded with cash on hand and/or with borrowings under our reserve-based credit facility.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Loss to Adjusted EBITDA (a) and
Distributable Cash Flow Available to Common and Class B Unitholders
(Unaudited)
(in thousands, except per unit amounts)

	Three Months Ended
	March 31,
	2016	2015
Net loss attributable to Vanguard unitholders	$(145,284)	$(118,830)
Add: Net income attributable to non-controlling interests	$24	$—
Net loss	$(145,260)	$(118,830)
Plus:
Interest expense	25,704	20,189
Depreciation, depletion, amortization, and accretion	48,053	66,840
Impairment of oil and natural gas properties	207,764	132,610
Net gains on commodity derivative contracts	(31,759)	(59,033)
Net cash settlements received on matured commodity derivative contracts (b)(c)(d)	72,617	38,291
Net losses on interest rate derivative contracts (e)	4,691	1,203
Gain on extinguishment of debt	(89,714)	—
Texas margin taxes	(1,934)	108
Compensation related items	2,397	3,961
Transaction costs incurred on acquisitions and mergers	344	—
Adjusted EBITDA before non-controlling interest	$92,903	$85,339
Adjusted EBITDA attributable to non-controlling interest	$(140)	$—
Adjusted EBITDA attributable to Vanguard unitholders	$92,763	$85,339
Less:
Interest expense, including settlements paid on interest rate derivatives	(28,308)	(21,179)
Capital expenditures	(20,271)	(25,069)
Distributions to Preferred unitholders	(2,230)	(6,690)
Distributable Cash Flow Available to Common and Class B Unitholders	$41,954	$32,401
Distributions to Common and Class B unitholders (f)	—	29,774
Excess of distributable cash flow after distributions to unitholders	$41,954	$2,627

Distributable Cash Flow per Common and Class B unit (f)	—	$0.38
Common and Class B unit Distribution Coverage (f)	—	1.09x

(a) Our Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(b) Excludes premiums paid, whether at inception or deferred, for derivative contracts that settled during the period. We consider the cost of premiums paid for derivatives as an investment related to our underlying oil and natural gas properties.	$876	$520
(c) Excludes the fair value of derivative contracts acquired as part of prior period business combinations that apply to contracts settled during the period. We consider the amounts paid to sellers for derivative contracts assumed with business combinations a part of the purchase price of the underlying oil and natural gas properties. Also excludes the fair value of derivative contracts acquired and settled during the period.	$2,509	$8,549
(d) Excludes fair value of restructured derivative contracts.	$—	$(31,945)
(e) Includes settlements paid on interest rate derivatives.	$2,605	$990
(f) On February 25, 2016, our board of directors elected to suspend cash distributions to the holders of our common and Class B units and Cumulative Preferred Units effective with the February 2016 distribution. Our ability to resume distributions is at the discretion of our board of directors and will depend on business conditions, earnings, our cash requirements and other relevant factors.

SOURCE: Vanguard Natural Resources, LLC
CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com